Exhibit 23.10

CONSENT OF JAMES N. GRAY

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “2022 Technical Report on the Shea Creek Project, Saskatchewan”, effective date October 31, 2022, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) Current Report on Form 8-K filed with the United States Securities and Exchange Commission on January 11, 2023, incorporated by reference into the Company’s Annual Report on Form 10-K for the period ended July 31, 2023, filed with the SEC on September 29, 2023, as amended on April 2, 2024, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 12, 2024, and any amendments or supplements thereto.

/s/ James N. Gray
James N. Gray, P.Geo., EGBC Registered Member

Date: July 12, 2024